                                                                   EXHIBIT 10.33


                                  AN ORDINANCE

                                                            Ratification
                                                            Number 1998-77

ORDINANCE GRANTING A NON-EXCLUSIVE FRANCHISE TO KNOLOGY OF CHARLESTON, INC. TO USE THE PUBLIC RIGHTS-OF-WAY WITHIN THE CITY OF CHARLESTON TO ERECT, CONSTRUCT, INSTALL, MAINTAIN AND OPERATE ITS FIBER OPTIC CABLES, EQUIPMENT AND FACILITIES WITHIN THE CITY OF CHARLESTON; SETTING FORTH CONDITIONS ACCOMPANYING THE GRANT OF SAID FRANCHISE; PROVIDING A FRANCHISE TERM OF FIFTEEN (15) YEARS; APPROVING THE AGREEMENT FOR INSTALLATION OF CABLE TELEVISION AND TELECOMMUNICATIONS CABLES AND EQUIPMENT; AND AUTHORIZING THE EXECUTION AND DELIVERY OF SUCH AGREEMENT.

BE IT ORDAINED BY THE MAYOR AND COUNCIL MEMBERS OF CHARLESTON, IN COUNCIL
ASSEMBLED:

         Section 1. Grant of Franchise. The City of Charleston, South Carolina (the "City") hereby grants to Knology of Charleston, Inc. (the "Grantee"), and its successors and assigns, a non-exclusive cable television franchise upon the terms and conditions set forth herein.

         1.1 Authority Granted. There is hereby granted to the Grantee the right to construct, maintain and operate a cable television system in the Franchise Area (as hereinafter defined), and the non-exclusive right, privilege, easement and franchise to construct and operate in, over, under and along streets, roads, alleys, easements, rights-of-way and other public ways and areas in the City, all necessary or desirable poles, towers, wires, cables and other equipment and facilities of the cable television system authorized herein.

         1.2 Term of Franchise. The Franchise granted herein shall be for an initial term of fifteen (15) years from the effective date and may be renewed in accordance with applicable law.

         1.3 Effective Date. The effective date of this Franchise shall be the date of acceptance by the Grantee. Acceptance shall be made in writing within thirty (30) days of approval of the Franchise by the City Council and the acceptance shall indicate Grantee's agreement to terms and conditions of this Franchise.

         1.4 Non-Exclusive Franchise. The Franchise and the rights granted herein shall be non-exclusive. The City shall have the right to grant to other persons or entities rights similar to those granted herein.

         1.5 Franchise Area. The Franchise shall cover all areas of the City, excluding, however, the area generally known as Johns Island and the area within the City east of the Cooper River. Notwithstanding anything contained herein, Grantee shall not be required to extend cable service or lines except as provided in Section 5.3.

         Section 2. Definitions. For the purpose of this Ordinance, the following terms, phrases, words and their derivations shall have the meaning given herein, unless the context clearly indicates that another meaning is intended. When not inconsistent with the content, words used in the present tense include the future, words in the plural number include singular number, and words in the singular number include the plural number. The word "shall" is always mandatory and not merely directly.

                 (a) "Cable Television System" is any facility, consisting of a set of closed transmission paths and associated signal generation, reception and control equipment that is designated to provide cable service, including video programming, by wire or cable to subscribing members of the public who pay for such service.

                 (b) "Channel" is a band of frequencies 6 megahertz wide in the electromagnetic spectrum capable of carrying audio-visual television signals and/or non-video signals.

                 (c) "City" means City of Charleston.

                 (d) "Enhanced Local Telecommunications Service Revenues" means all revenues of any kind generated by Grantee in the City of Charleston, including but not limited to toll and long distance telecommunications revenues (whether Interlata, Intralata or International service), publications and advertising.

                 (e) "Federal Communications Commission" or "FCC" is the present federal agency of that name as constituted by the Communications Act of 1934, or any successor agency created by the laws of the United States.

                  (f) "Franchise" is an authorization granted by the Charleston City Council which permits the construction, operation and maintenance of a cable television system and telecommunications equipment, cables and facilities within the Franchise Area under the terms of this Ordinance.

                  (g) "Franchise Area" means that portion of the City for which a franchise is granted under the authority of this Ordinance. The Franchise Area shall include all the incorporated areas of the City of Charleston, including any areas annexed by the City after the effective date of the Franchise, save and excepting Johns Island and the areas within the City east of the Cooper River.

                  (h) "Grantee" is Knology of Charleston, Inc., its successors and assigns.

                  (i) "Gross Cable Television System Revenues" means all revenues derived by the Grantee from regular subscriber service, auxiliary services, per program or per channel charges, leased channel revenues, advertising revenues, or any other revenue derived from the operation of the Cable Television System to provide cable services in the Franchise Area. Gross Revenues shall also include money collected from subscribers that is ultimately allocated by the Grantee to pay the Franchise Fee to the City. The term "Gross Revenues" shall not include revenue from any refundable subscriber deposits, any taxes, whether the costs of such taxes are passed on to subscribers or not, and shall not include the portion of any revenue received by Grantee for pay television services which Grantee is required by contract to pass on to the provider of the pay television program service. In addition, the term "Gross Cable Television System Revenues" shall not include revenue derived from telecommunications, telephony, internet or other non-cable television services provided by the Grantee.

                  (j) "Local Telecommunications Service Revenues" means all revenues derived by the Grantee from local telephone service, Internet service or other non-cable services. For purposes of this Agreement, Local Service Revenues shall not include (i) toll and long distance revenues (whether Interlata, Intralata or international), and (ii) revenues related to Internet content.

                  (k) "Persons" are any people, firms, corporation, associations, or other legally recognized entities.

                  (l) "Public Street" is the surface of and the space above and below any public street, avenue, highway, boulevard, concourse, driveway, bridge, tunnel, alley, right-of-way, public utility easement, and any other public ground (other than parks or nature trails) or water within or belonging to the City.

                  (m) "Regular Subscriber Service" is that cable service regularly provided to all subscribers.

                  (n) "Subscriber" means any person who pays the applicable rate to receive cable service or other communications service from Grantee's cable television system.

         Section 3. Limitations on Franchise.

         3.1 Police Power. The Grantee shall be subject to the lawful exercise of the City's police power and regulations thereunder in the same manner as other persons or businesses. In all other respects, the City's authority to regulate Grantee and its operations shall be exercised only as provided in the Cable Act and other applicable law and in accordance with the terms of this Franchise.

         3.2 Eminent Domain. Nothing contained herein shall be construed to impair or affect the City's right of eminent domain or its power to regulate traffic and to control the streets and rights-of-way in the City; provided, however, that Grantee shall be entitled to due process, just compensation and other protections of law in the same manner as other persons or businesses, except as provided in Section 5.4(d) hereof. Nothing contained herein shall be construed to give the City the right or option to purchase or acquire the Grantee's business or property.

         3.3 Amendment of Franchise and Ordinances. The City shall amend this Franchise and any related Ordinances at the request of the Grantee whenever amendment is necessary to enable the Grantee to utilize new developments in signal transmission or other technological advances which would improve cable television service in the Franchise Area, or to conform the Ordinance as required by any changes in the Rules of the FCC or other Federal law. No amendment substantially altering the existing rights and obligations of the Grantee shall be adopted without Grantee's consent.

         3.4 Other Franchises. Grantee shall not take any action that will prohibit other franchised cable television service operator from having access to all public areas or rights-of-way subject to this Franchise.

         3.5 Telecommunications Services. To the extent Grantee obtains all necessary Federal and State approvals to engage in telecommunications services, including telephone, internet and other non-cable services, the City and Grantee agree that the City may charge Grantee a separate fee for Grantee's use of the public rights-of-way for such telecommunications services, such additional fees to be on a competitively neutral and nondiscriminatory basis and equivalent to that paid by other local telephone service providers presently set at three (3%) percent of Local Service Revenues. The City agrees to postpone the implementation of fees on Grantee on all Enhanced Local Telecommunications Service Revenues generated in the City until the later of (i) January 1, 2000, or (ii) until such time as BellSouth agrees in a signed, approved, written franchise agreement with the City to pay franchise fees on Enhanced Local Telecommunications Service Revenues, at which time Grantee agrees to commence payment of fees on Enhanced Local Telecommunications Service Revenues at a rate equivalent to that agreed upon by the City and BellSouth. Notwithstanding the foregoing, Grantee agrees that with respect to its telecommunications services, including telephone, internet and other non-cable services, it will agree to modify the basis upon which the separate fees for such telecommunications services are determined if the City takes action to modify the basis upon which such fees for other local exchange carriers in Charleston are determined.

         Section 4. Franchise Fees.

         4.1 The Grantee shall pay the City a franchise fee in the amount of Five Percent (5%) of its annual Gross Cable Television System Revenues from the operation of the cable system in the Franchise Area and a fee equal to three (3%) percent if its annual Local Telecommunications Service Revenues from the operation of its telecommunications services, except where any such revenues are subject to any City of Charleston business license fees. Franchise fee payments shall be made on a quarterly basis and shall be due within forty-five (45) days after the expiration of each calendar quarter. Any franchise fees passed through by Grantee to customers in the City shall be billed to those customers on a monthly basis. Notwithstanding the foregoing, the Grantee agrees that with respect to the Cable Television System, it will agree to increase the franchise fees for such cable television services (up to any applicable legal limits) if the City takes action to increase the franchise fees for other cable television providers who are franchised within the City.

         4.2 The Grantee shall file with the City, within forty-five (45) days after the expiration of the first quarter of the calendar year or portion thereof during which its Franchise is in force, a statement showing the Gross Revenues of the Grantee during the preceding calendar year or portion thereof and the amount of franchise fees due for the period.

         4.3 The City shall have the right to inspect the Grantee's records showing the Gross Revenues from which its Franchise payments are computed. No acceptance of payment shall be construed as a release or as an accord and satisfaction of any claim the City may have for further or additional sums payable under this Franchise; however, any Franchise fee statement rendered to the City and to which no exception is made within two (2) years after receipt by the City shall be deemed to be accurate and shall not thereafter be subject to question or made the basis of any claim by the City against Grantee.

         Section 5. Construction Requirements.

         5.1 Authorizations and Permits. Upon acceptance of the Franchise, Grantee shall promptly file applications from time to time for any necessary authorizations or street cut construction permits with the City Department of Public Service and shall diligently pursue approval of the same as well as any necessary agreements, easements or other instruments needed for construction and operation of the cable system.

         5.2 No Discrimination in Construction. In planning and undertaking construction, Grantee shall treat all areas and neighborhoods in the Franchise Area on a substantially equal basis, and Grantee agrees that it will commence construction in the peninsula City north of Calhoun Street at substantially the same time as construction commences in the area west of the Ashley River. The times for commencement and completion of construction may be extended by City Council upon application by the Grantee for good and sufficient cause based upon events beyond the control of the Grantee, or based upon the technical infeasibility of construction within a specific area of the City. Such extensions shall not be unreasonably withheld by the City Council. All requirements for construction and line extensions shall be governed by the density requirements contained in Section 5.3 and the construction schedule attached hereto as Exhibit A.

         5.3 Density Requirement For Construction and Line Extension. The Grantee agrees to extend the cable system and to provide cable service to all dwelling units in the Franchise Area, provided, however, that only in those areas of the Franchise Area outside the peninsula area of the City of Charleston, Grantee shall not be required to extend its system or provide service to any dwelling unit where there are not, on the average, at least twenty-five (25) dwelling units per mile of cable, measured from the dwelling unit to the point on the cable system from which the necessary extension must be made in order to provide service to the dwelling unit in question. The twenty-five (25) homes per mile shall be measured by the cable mile and not by the linear mile, i.e., for each mile of cable necessary to provide service to the area, there must be an average of twenty-five (25) homes per mile of cable. In addition, Grantee shall not be required to provide cable service to any dwelling unit where the drop line is 250 feet or more from the nearest feeder line from which the dwelling unit can be served; where the drop line is 250 feet or more from the nearest feeder line from which the dwelling unit can be served, Grantee shall be allowed to make fair and reasonable installation charges. The "drop line" is the wire or cable used to connect the individual dwelling unit to the longer lines of the cable system located in the right-of-way.

         For purposes of this Section, "dwelling unit" shall mean units of residential housing designed for single-family occupancy, including but not limited to, apartments, condominiums, townhouses and single-family houses. Residential units in multiple-family developments, such as apartments, townhouses or condominiums shall not be considered dwelling units for purposes of this Section if the development is served by a SMATV system or similar television system.

         The Grantee shall not be obligated to extend the cable system or to provide cable service to any business located in the Franchise Area unless all of the following conditions are met:

                  (a) There shall be at least fifty occupied buildings per mile of cable, measured from the business to the point on the cable system from which the necessary extension must be made in order to provide service to the business in question. Fifty drops per mile shall be measured by the cable mile and not by the linear mile, i.e., for each mile of cable necessary to provide service to the area, there must be an average of fifty drops per mile of cable;

                  (b) Grantee shall not be required to provide cable service to any business where the drop line is 250 feet or more from the nearest feeder line from which the business can be served; where the drop line is 250 feet or more from the nearest feeder line from which the business can be served, Grantee shall be allowed to make commercially fair and reasonable installation charges. All business installation charges, including charges for wiring from the public right-of-way to the business in question, and internal building wiring, shall be paid by such business but only as to that portion of installation charges exceeding the cost of a typical residential installation;

                  (c) Grantee shall obtain, at no expense to Grantee, all necessary private easements from the owner or owners of the real property on which such business is situated, such easements being for the installation, maintenance, repair and replacement of cable lines and facilities; and

                  (d) The cost of extending service to said business or businesses shall be technically and economically feasible and shall result in no financial loss to Grantee.

"Drop," for purposes of the provisions herein dealing with cable service to businesses, and for no other purpose, shall mean separate occupied buildings, whether residential or business.

For purposes for this Section only, if Grantee determines that it is technically or economically unfeasible to provide cable services to any business in the City, Grantee may petition the Director of the Department of Public Service of the City for an exemption from the obligation to provide service or a reasonable extension of time within which to provide service, and no damages shall be accessed during the period of time within which any such application may be pending. Grantee agrees that any decision of the Director of the Department of Public Service shall be final and binding so long as any such decision by said Director is not arbitrary or capricious; provided, however, that Grantee shall have the right to appeal any such decision to the City Council of the City. Any such appeal shall be noticed within thirty (30) days of the decision of the Director of the Department of Public Service.

Nothing contained herein shall be deemed to alter or modify the minimum density requirements set forth in this Section with respect to dwelling units in those areas of the Franchise Area outside the peninsular City.

         5.4 Safety Requirements and Relocation.

                  (a) The Grantee shall at all times employ ordinary care and shall install, maintain and use commonly accepted methods and devices for preventing failures and accidents which are likely to cause damage, injuries, or nuisances to the public.

                  (b) The Grantee shall install and maintain its wires, cables, fixtures and other equipment in accordance with the requirements of the National Fire Protection Association for electrical wiring and apparatus recommended in the National Electrical Code, in full force and effect in the City and as hereafter amended, the laws of the State of South Carolina and the ordinances of the City, and in such manner that they will not interfere with any installations of the City or of a public utility serving the City.

                  (c) All structures and all lines, equipment, and connections in, over, under, and upon the streets, sidewalks, alleys, and public ways or places of the City, wherever situated or located, shall at all times be kept and maintained in a safe, suitable condition, and in good order and repair.

                  (d) The Grantee shall, at no cost to the City, relocate at any time any component of its system which interferes with a City installation, an installation or modification of any storm water drainage system, water or sewer system or other system installed by the City or by the Commissioners of Public Works for the City of Charleston.

                  (e) Knology will promptly remove, replace, modify or disconnect Grantee's facilities and equipment located in the public right-of-way or any other City property in the case of fire, disaster or other emergency, or when a City project or activity makes the removal, replacement, modification or disconnection necessary or less expensive for the City. Except during an emergency, the City shall provide reasonable notice to Grantee regarding such action.

         5.5 Construction Schedule. In the event construction is not completed in accordance with the construction schedule marked Exhibit "A" and incorporated herein by reference, Grantee agrees to pay to the City as liquidated damages such sums as are specified in Exhibit "A". Grantee agrees that the construction schedule is a material requirement of this Agreement.

         5.6 Exemptions. If Grantee determines that it is technically or economically unfeasible to provide cable services to any dwelling in the City of Charleston, Grantee may petition the Director of the Department of Public Service of the City of Charleston for an exemption or a reasonable extension of time within which to provide service, and no liquidated damages shall be assessed during the period of time that any such application may be pending. Grantee agrees that any decision of the Director of the Department of Public Service shall be final and binding so long as an such decision by the said Director is not arbitrary or capricious; provided, however, that Grantee shall have the right to appeal any such decision to the City Council of the City of Charleston. Any such appeal shall be noticed within thirty (30) days of the decision of the Director of the Department of Public Service.

         5.7 Transmission of Data for Non-Commercial Governmental Purposes. At the City's request, Grantee shall provide the City with the use of fiber capacity for the transmission of data for non-commercial governmental purposes at a fifty percent (50%) discount off of the retail rate for similar services (but in no event shall such prices be less than Grantee's cost).

         5.8 Non-Commercial Governmental or Educational Programming. The Grantee agrees that it will make available to the City one channel for non-commercial governmental or educational programming provided by the City, at no charge to the City. The Grantee shall have the right, from time to time, to use any unused time on such channel.

         Section 6. Insurance Requirements. The Grantee shall maintain, throughout the term of the Franchise, liability insurance insuring against all damages, injuries, or other harm caused by Grantee or its agents, in the minimum amounts of:

                  (a) Workers' compensation insurance as provided by the laws of the State of South Carolina;

                  (b) $1,000,000.00 for bodily injury or death to any Person; and

                  (c) $500,000.00 for property damage resulting from any one accident.

The City shall be named an additional insured under such liability policy or policies, but only to the extent such additional coverage is commercially available and at a commercially reasonable price.

         Section 7. Conditions on Street Occupancy.

                  (a) All transmission and distribution facilities, lines and equipment erected by the Grantee within the City shall be so located as to cause minimum interference with the rights and reasonable convenience of property owners whose property adjoins any of the streets, alleys, or other public ways and places where the system is located.

                  (b) In case of the excavation or disturbance of any street, sidewalk, alley, public way, or paved area, the Grantee shall, at its own cost and expense, replace and restore such street, sidewalk, alley, public way, or paved area in as good a condition as before the work was done.

                  (c) If at any time during the period of this Franchise the City shall lawfully elect to alter or change the grade of any street, sidewalk, alley, or other public way, or close any portion of same, the Grantee, upon reasonable notice by the City, shall remove, and relocate its poles, wires, cables, underground conduits, manholes, and other fixtures as its own expense.

                  (d) Any poles or other fixtures placed in any public way by the Grantee shall be placed in such manner as not to interfere with the usual travel on such public way.

                  (e) The Grantee shall, on the request of any person holding a building moving permit issued by the City, temporarily raise or lower its wires to permit the moving of buildings to the extent possible under reasonable engineering standards. The expense of such temporary removal of raising or lowering of wires shall be paid by the person requesting the same, and the Grantee shall have the authority to require such payment in advance. The Grantee shall be given not less than forty-eight (48) hours' advance notice to arrange for such temporary wire changes and advance payment.

                  (f) In all sections of the City where the cables, wires or other like facilities of public utilities are placed underground, the Grantee shall place its cables, wires or other like facilities underground. Any exceptions to the requirement of underground wiring must be granted in writing by the Director, Department of Public Services of the City.

         7.1 Authority to Trim Trees. The Grantee shall have the authority to trim trees upon and overhanging streets, alleys, sidewalks, and public ways and places of the City so as to prevent the branches of such trees from coming in contact with the wires and cables of the Grantee, subject, however, to the terms and provisions of the City of Charleston Tree Protection Ordinance. For purposes of the City of Charleston Tree Protection Ordinance, Grantee shall be deemed a "Utility Company" as described in Section 54-326(g) of the Ordinances of the City of Charleston; provided, however, that Grantee executes a separate agreement with the City as described in Section 54-326(g).

         Section 8. Technical Service Requirements and Channel Capacity. The cable system to be constructed by Grantee shall be installed, maintained, and operated at all times in full compliance with the technical standards of the Federal Communications Commission. In accordance with the Franchise proposal submitted to the City, the Grantee shall construct, maintain and operate a cable television system. Although the Grantee shall enjoy the editorial discretion to select, drop and rearrange the programming to be offered, the initial level of service shall be substantially the same as the sixty-two (62) channels proposed by the Grantee in its Franchise proposal.

         Section 9. Revocation of Franchise.

         The City may revoke the Franchise in the event Grantee shall refuse, or neglect, to comply substantially with the material requirements or limitations contained in this Franchise, but only after Grantee has been given written notice of and a reasonable opportunity to cure the failure or default.

         9.1 Should the City determine that Grantee is not in compliance with this Franchise, it shall so notify Grantee in writing, and Grantee shall, within thirty (30) days, bring the system into compliance, reporting corrective action taken to the City, or in the event that a longer period is needed, Grantee shall notify the City in writing within the thirty (30) day period of its estimate of the time and actions necessary to bring the system into compliance.

         9.2 If the City is not satisfied that compliance has been achieved, or that good faith progress is being made toward compliance, it may schedule a public hearing to determine whether the Franchise should be revoked. The Grantee and the public shall be given at least thirty (30) days notice of such a hearing, and all interested parties shall be heard in open hearing. At such hearing, the City shall be required to present evidence establishing Grantee's breach of its obligation sunder the Franchise and Grantee shall have the right to examine witnesses and present evidence on its behalf. At the conclusion of the public hearing, the City shall determine whether the Franchise should be revoked and shall set forth in writing, the facts and reasons upon which its decision is based.

         Section 10. Termination of Franchise.

         10.1 In the event the Franchise is terminated, whether by revocation, expiration, or otherwise, the Grantee may continue to operate the cable system pursuant to the terms and conditions of the terminated Franchise, until the happening of one of the following, whichever occurs first:

                  (a) the Grantee has acquiesced in such a decision of revocation, or denial of renewal or extension (an "Agreed Termination Event"); or

                  (b) In the case of a revocation, or a denial of renewal or extension, a final adjudication has been made, including any appeal, and has resulted in a finding or order that the Grantee is not entitled to a reinstatement, renewal or extension of the Franchise and is not otherwise entitled by law to continue operation of the cable system (a "Litigation Termination Event").

         10.2 In the event the Franchise is terminated, whether by revocation, expiration, or otherwise, Grantee shall be afforded a period of twelve (12) months from the effective date of an Agreed Termination Event or the final order in a Litigation Termination Event denying renewal, including any appeal therefrom, whichever event occurs first, within which to either (i) remove, at its own expense, all or any portions of the facilities and personal property of the Cable Television System owned by Grantee from all Public Streets within the City, or (ii) sell, transfer or convey all or any portion of the facilities and personal property of the Cable Television System owned by Grantee located within Public Rights-of-Way to a qualified purchaser approved by the City. In the event Grantee shall not remove, sell, transfer or assign the said facilities and personal property as provided in the preceding sentence within the time period specified, the Grantee shall immediately transfer to the City possession and title to all such facilities and personal property then located in the Public Streets (provided, however, any of Grantee's facilities and personal property not located in said Public Streets and Grantee's real property shall be specifically excluded from any such transfer and the Grantee shall at all times be and remain the full and complete owner of all such facilities and property, real or personal) of the Cable Television System, free from any and all liens and encumbrances not agreed to be assumed by the City; and the Grantee shall execute such Bills of Sale and other instruments of conveyance to the City as shall be necessary for this purpose. Notwithstanding anything contained in this Franchise, and except as specifically provided for in this Section 10.2, the Grantee shall at all times be and remain the full and complete owner of all said facilities and property, real and personal.

         Section 11. Transfer of Franchise.

         11.1 The Franchise shall not be sold, transferred, leased, assigned, or disposed of, in whole or in part, either by sale, merger, consolidation or otherwise, without the prior written consent of the City expressed by Resolution or Ordinance. Any such sale, transfer, lease, assignment or disposal, as allowed hereunder, shall not be effective unless and until any such vendee, transferee, lessee, assignor or transferee has filed in the Office of the City Clerk an instrument, in writing, reciting the facts of such sale, transfer, lease or assignment, accepting the terms of this Franchise, and agreeing to perform all the obligations and conditions of the Franchise, and the City has approved such transfer or assignment. Consent of the City to a sale, transfer, lease, assignment or disposal of the Franchise shall not be unreasonably withheld or refused. The granting, giving, or waiving of any one or more such consents shall not render unnecessary any subsequent consent or consents. In making a determination of whether to allow any such sale, transfer, lease, assignment or disposal, the City may consider the following factors:

                  (a) Experience of the proposed vendee, transferee, lessee, or assignee (including conducting an investigation of the proposed vendee's, transferee's, lessee's, or assignee's service record in other communities);

                  (b) Qualifications of the proposed vendee, transferee, lessee, or assignee;

                  (c) Legal integrity of the proposed vendee, transferee, lessee, or assignee;

                  (d) Financial ability and stability of the proposed vendee, transferee, lessee, or assignee;

                  (e) If requested by the City, submittals from the proposed vendee, transferee, lessee, or assignee, on what, if any, changes it intends to make in the operation and maintenance of the Cable Television System;

                  (f) The corporate connection, if any, between the Grantee, and the proposed vendee, transferee, lessee, or assignee; and/or

                  (g) Any other aspect of the proposed vendee's, transferee's, lessee's, or assignee's background which would affect the health, safety, and welfare of the citizenry of the City as it relates to the operation of the Cable Television System.

         A copy of the completed sale, transfer, lease or assignment agreement or a functionally equivalent instrument between the franchisee and the proposed vendee, transferee, lessee, or assignee shall be provided to the City, so that the City may discover the assumption of obligations by the franchisee and proposed vendee, transferee, lessee, or assignee with respect to the Cable Television System.

         11.2 Notwithstanding the foregoing, the Grantee may make, execute, or enter into any security agreement, collateral assignment, financing statement or other agreement or instrument for the purpose of creating and perfecting a security interest in its right, title and interest in and to the Franchise for financing purposes or otherwise without prior approval of the City; provided, however, that the secured party under any such security agreement, collateral assignment, financing statement or other agreement or instrument may not exercise any right or remedy thereunder (including, without limitation, the remedy of foreclosure) that would have the effect of selling, transferring, leasing, assigning or disposing of the Franchise without the prior written consent of the City obtained pursuant to the foregoing provisions of this
Section 11. Any such consent may be executed by the Mayor of the City of Charleston without the prior approval of City Council.

         11.3 Nothing in this Section 11 shall be deemed to prohibit a sale, transfer, lease, assignment or disposal by the Grantee of all, but not less than all, of the Franchise to a parent, sister or subsidiary corporation of a corporate Grantee.

         11.4 Upon request by the City, the Grantee and any parent company of Grantee shall provide the City with a list of owners/shareholders of such Grantee or parent Company having an ownership interest equal to or exceeding five (5%) percent.

         Section 12. Transaction Affecting Ownership of the Facilities.

         12.1 The Grantee may make, execute, or enter into any deed of trust, mortgage, security agreement, or lease concerning any of the facilities and property, real or personal, of the Cable Television System for financing purposes or otherwise without prior approval of the City; provided, however, that the Franchise may not be sold, transferred, leased, assigned or disposed of except in compliance with Section 11 hereof and ownership or control of more than fifty (50%) percent of the right of control of a corporate Grantee may not be transferred except in compliance with Section 13 hereof. The Mayor of the City is hereby authorized to make, execute, and enter into any estoppel and/or nondisturbance agreements requested by the Grantee in connection with any such matters as the Mayor shall deem fit and proper.

         12.2 Except as provided in Sections 12.1 and 12.3 herein, the Grantee shall not sell, transfer, lease, assign or dispose of any of the facilities and property, real or personal, of the Cable Television System without prior approval of the City upon its determination that the transaction proposed by the Grantee will not be inimical to the rights of the city under this Franchise. In making a determination of whether to allow any such sale, transfer, lease, assignment or disposal, the City may consider the following factors:

                  (a) Experience of the proposed vendee, transferee, lessee, or assignee (including conducting an investigation of the proposed vendee's, transferee's, lessee's, or assignee's service record in other communities);

                  (b) Qualifications of the proposed vendee, transferee, lessee, or assignee;

                  (c) Legal integrity of the proposed vendee, transferee, lessee, or assignee;

                  (d) Financial ability and stability of the proposed vendee, transferee, lessee, or assignee;

                  (e) If requested by the City, submittals from the proposed vendee, transferee, lessee, or assignee, on what, if any, changes it intends to make in the operation and maintenance of the Cable Television System;

                  (f) The corporate connection, if any, between the Grantee, and the proposed vendee, transferee, lessee, or assignee; and/or

                  (g) Any other aspect of the proposed vendee's, transferee's lessee's, or assignee's background which would affect the health, safety, and welfare of the citizenry of the City as it relates to the operation of the Cable Television System.

         A copy of the completed sale, transfer, lease or assignment agreement or a functionally equivalent instrument between the franchisee and the proposed vendee, transferee, lessee, or assignee shall be provided to the City, so that the City may discover the assumption of obligations by the franchisee and proposed vendee, transferee, lessee, or assignee with respect to the Cable Television System.

         12.3 Nothing in this Section 12 shall be deemed to prohibit the following:

                  (a) The sale, transfer, lease, assignment or disposal of the facilities and property, real or personal, of all, but not less than all, of the Cable Television System to a parent, sister or subsidiary corporation of a corporate Grantee; provided, however, this Franchise has been sold, transferred, leased, assigned or disposed to such parent, sister or subsidiary corporation; or

                  (b) Grantee's. removal of the facilities and personal property of the Cable Television System, or Grantee's sale, transfer or conveyance of such facilities and property, real and/or personal, of the Cable Television System to a qualified purchaser as provided in
         Section 10.2 herein; or

                  (c) A disposition of worn out or obsolete facilities or personal property in the normal course of carrying on the cable television business.

         Section 13. Change of Control of Grantee. Prior approval of the City shall be required where ownership or control of more than fifty (50%) percent of the right of control of a corporate Grantee is acquired by a Person or group of Persons acting in concert. Consent of the City to such acquisition of control shall not be unreasonably withheld or refused. By its acceptance of this Franchise, the Grantee specifically agrees that any such acquisition occurring without prior approval of the City shall constitute a violation of this Ordinance by the Grantee. Notwithstanding the foregoing, the owner of the Grantee may make, execute, or enter into any pledge agreement, security agreement or financing statement for the purpose of creating and perfecting a security interest in its right, title and interest in and to the stock of the Grantee for financing purposes or otherwise without prior approval of the City; provided however that the secured party under any such pledge agreement, security agreement or financing statement may not exercise any right or remedy thereunder (including, without limitation, the remedy of foreclosure) that would have the effect of transferring ownership or control of more than fifty (50%) percent of the right of control of the Grantee without the prior written consent of the City obtained pursuant to the foregoing provisions of this Section 13. Any such consent may be executed by the Mayor of the City of Charleston without the prior approval of City Council.

         Section 14. Trade Names. Notwithstanding anything contained herein to the contrary, Grantee shall be authorized to conduct its affairs and business under a trade name other than "Knology of Charleston, Inc."; provided, however, that Grantee notifies the City in writing of such name.

         Section 15. Renewal of Franchise. The Franchise may be renewed or extended at any time upon such terms and conditions as are agreed to by the City and the Grantee, after affording the public adequate notice and opportunity for comment. In all other respects, the Franchise shall be subject to renewal in accordance with the standards and procedures set forth in applicable Federal, State, or City laws, Statutes and Ordinances.

         Section 16. Emergency Use of Facilities. Grantee shall make its facilities available to the city upon request during the course of any emergency or disaster and will cooperate with the City in planning for response to such requests.

         Section 17. Compliance with Applicable Laws and Ordinances. The
Grantee shall, at all times during the term of this Franchise (including any renewals or extensions thereof), be subject to all lawful exercise of the police power by the City and to such reasonable regulation (including, without limitation, the reasonable regulation of Subscriber rates) as the City may now or hereafter provide.

         Section 18. Invalidity: Waiver. If any part, term or provision of this Franchise is held by the courts to be illegal or in conflict with any law of the State of south Carolina or the United States of America, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Franchise did not contain the particular illegal or conflicting term, part or provision held to be invalid, provided that the City and the Grantee agree that the Franchise is valid pursuant to local, state, agency, commission, legislative body, or other authority with jurisdiction declares this Franchise invalid in any regard, then the City and the Grantee will comply with this Franchise to the maximum extent permitted by law, and, to the extent possible, Grantee will waive any discretionary rights that it might be given by a court, agency, commission, legislative body, or other authority with jurisdiction that might render the Franchise invalid, or give the Grantee the right to forego the payments that it is agreeing to.

         Section 19. Rates. While federal law does not presently allow regulation of cable system rates which are subject to effective competition, in the event of a subsequent change in federal law to require or permit the regulation of cable system rates, the City shall be authorized to regulate cable rates charged by Grantee, provided, however, that such regulation is applied uniformly to any other cable operators within the City.

         Section 20. Customer Service. The Grantee shall meet or exceed any customer service standards adopted by the Federal Communications Commission. Nothing in this Agreement limits any rights the City or Grantee may have under the Telecommunications Act of 1996.

         Section 21. Effect of Change in Law. In the event that state or federal laws, rules, or regulations preempt a provision or limit the enforceability of a provision of this Agreement, then the provision shall be read to be preempted to the extent and for the time, but only to the extent and for the time, required by law. In the event such state or federal law, rule, or regulation is subsequently repealed, rescinded, amended, voided, or otherwise changed, so that the provision hereof that had been preempted is no longer preempted, such provision shall thereupon return to full force and effect and shall thereafter be binding on the parties hereto, without the requirement of further action on the part of either party.

         Section 22. Indemnity. To the extent permitted by law, and except for matters arising out of the City's negligence, Grantee shall, at its sole cost and expense, indemnify, hold harmless, and defend the City, and its officers, boards, council, commissions, agents and employees against any and all claims, including but not limited to, third party claims, suits, causes of action, proceedings, and judgments for damages or equitable relief arising out of the construction, operation or repair of its Cable Television System or telephonic system, or in any way arising out of the Grantee's enjoyment or exercise of its Franchise, regardless of whether the act or omission complained of is authorized, allowed, or prohibited by law or this Agreement.

         Section 23. Remedies. The remedies provided for in this Agreement are cumulative and not exclusive; the exercise of one remedy shall not prevent the exercise of another, or any rights of the City or Grantee at law or equity, provided however, cumulative remedies may not exceed the total wrong involved.

         Section 24. Road Closings. If, at any time, the City vacates or closes any City rights-of-way covered by this Agreement, the City shall not be held liable for any damages or loss to the Grantee by reason of such vacation or closing.

         Section 25. No Third Party Rights. Nothing in this Agreement shall be construed as creating any third party rights, and all rights of enforcement of this Agreement are reserved unto the City and Grantee.

         Section 26. Notices. All notices, demands and requests given or required to be given by either party hereto to the other party shall be in writing and shall be delivered in person, or by a commercial carrier having a verifiable means of receipt, or mailed by certified mail, postage prepaid, return receipt requested, addressed as follows:

                    If to the City:
                    City of Charleston
                    Attn: Director, Dept. of Administrative Services
                    P.O. Box 304
                    Charleston, SC 29402-0304

                    with a copy to:
                    City of Charleston
                    Attn: Corporation Counsel
                    P.O. Box 304
                    Charleston, SC 29402-0304

                    If to the Grantee:
                    Knology of Charleston, Inc.
                    Attn: Felix L. Boccucci, Jr.
                    Assistant Secretary
                    Post Office Box 510
                    West Point, Georgia 31811

or such other address as either party shall furnish to the other in writing.

         Section 27. Section titles are for identification purposes only and are to be given no further meaning.

         Section 28. Ordinances. All Ordinances and parts of Ordinances in conflict herewith are hereby repealed.


                                    Ratified in City Council this 28th day of April, 1998

                                             By: /s/ Joseph P. Riley, Jr.
                                                 ------------------------------
                                                 Joseph P. Riley, Jr.
                                                 Mayor, City of Charleston

                                             Attest: /s/ Vanessa Turner-Maybank
                                                     ---------------------------
                                                     Vanessa Turner-Maybank
                                                     Clerk of Council

                                  ACCEPTANCE BY
                         KNOLOGY OF CHARLESTON, INC. OF
                           CABLE TELEVISION FRANCHISE

         Knology of Charleston, Inc. does hereby accept the cable television franchise granted by the, City of Charleston, South Carolina, by Ordinance Granting Franchise to Knology of Charleston, Inc. to Provide Cable Television Services in the City of Charleston dated April 28, 1998 and does hereby agree to the terms and conditions of the franchise set forth in the Ordinance.

                                       KNOLOGY OF CHARLESTON, INC.


                                       By: /s/
                                           ------------------------------------
                                           Its Assistant Secretary

                                   EXHIBIT "A"
                              CONSTRUCTION SCHEDULE

         In the event construction of a community antenna television system capable of providing service to twenty (20%) percent of the area within the city limits of Charleston is not completed by March 31, 2000, then the Grantee agrees to pay to the City as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing twenty (20%) percent of the area within the city limits of Charleston is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to fifty (50%) percent of the area within the city limits of Charleston is not completed by March 31, 2002, then the Grantee agrees to pay to the City as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing fifty (50%) percent of the area within the city limits of Charleston is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to eighty (80%) percent of the area within the City limits of Charleston is not completed by March 31, 2003, then the Grantee agrees to pay to the city as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing eighty (80%) percent of the area within the city limits of Charleston is completed and the system is in operation.

         In the event construction of a community antenna television system capable of providing service to one hundred (100%) percent of the area within the City limits of Charleston is not completed by March 31, 2004, then the Grantee agrees to pay to the city as liquidated damages the sum of $1,000.00 monthly until construction of a system capable of servicing one hundred (100%) percent of the area within the city limits of Charleston is completed and the system is in operation; provided, however, that with regard to the requirements of service set forth herein, the times for commencement and completion of construction may be extended by City Council upon application by the Grantee, for good and sufficient cause based upon events beyond the control of the Grantee, or based upon the technical infeasibility of construction within a specific area of the City. Such extensions shall not be unreasonably withheld by the City Council.

         Nothing contained herein shall be deemed a change or modification of the density requirements for construction and line extension set forth in
Section 5.3 hereof.

         In no event shall the monthly liquidated damages exceed $1,000.00 in any one (1) month.